UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
________________________

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Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement

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Greenhill & Co., Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2023

Greenhill & Co., Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-32147	51-0500737
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1271 Avenue of the Americas
New York, New York, 10020
(Address of principal executive offices)
(Zip Code)

(212) 389-1500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	GHL	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

As previously announced, on May 22, 2023, Greenhill & Co., Inc., a Delaware corporation (“Greenhill”), entered into an Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”) with Mizuho Americas LLC, a Delaware limited liability company (“Mizuho Americas”), and Blanc Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Mizuho Americas (“Merger Sub”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into Greenhill (the “Merger”), with Greenhill surviving as a wholly owned subsidiary of Mizuho Americas. The Merger Agreement was unanimously approved by the board of directors of Greenhill.

In connection with the Merger, Greenhill filed with the U.S. Securities and Exchange Commission (the “SEC”) a definitive proxy statement dated July 13, 2023 (the “proxy statement”), which Greenhill first mailed to its stockholders on or about July 14, 2023.

Following the announcement of the Merger Agreement, as of the date of this Current Report on Form 8-K (this “Current Report”), five complaints (the “Complaints”) were filed by purported stockholders of Greenhill, captioned O’Neill v. Greenhill & Co, Inc. et al., No. 1:23-cv-00807 (D. Del.); Levy v. Bok et al., No. 611692/2023 (N.Y. Sup. Ct. Nassau Cnty.); Lambert v. Bok et al., No. 653497/2023 (N.Y. Sup. Ct. New York Cnty.); Finger v. Greenhill & Co, Inc., et al., No. 653570/2023 (N.Y. Sup. Ct. New York Cnty.); and O’Dell v. Greenhill & Co., Inc., et al., No. 1:23-cv-06020 (S.D.N.Y.). In addition, Greenhill received demand letters from counsel representing purported individual stockholders of Greenhill (together with the Complaints, the “Matters”). The Matters allege, among other things, that the defendants caused a materially incomplete and misleading proxy statement relating to the Merger to be filed with the SEC in violation of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended, and/or in breach of their obligations under state law.

Greenhill believes the claims asserted in the Matters are without merit and supplemental disclosures are not required or necessary under applicable laws. However, in order to avoid the risk that the Matters delay or otherwise adversely affect the Merger, and to minimize the costs, risks and uncertainties inherent in litigation, and without admitting any liability or wrongdoing, Greenhill has agreed to supplement the proxy statement as described in this Current Report. Greenhill and the other named defendants deny that they have violated any laws or breached any duties to Greenhill’s stockholders (or aided and abetted any such breach). Nothing in this Current Report shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, Greenhill specifically denies all allegations in the Matters that any additional disclosure was or is required.

The additional disclosures in this Current Report supplement the disclosures contained in the proxy statement and should be read in conjunction with the proxy statement, which should be read in its entirety. To the extent that information herein differs from or updates information contained in the proxy statement, the information contained herein supersedes the information contained in the proxy statement. All page references are to pages in the proxy statement, and defined terms used but not defined herein have the meanings set forth in the proxy statement. New text within restated language from the proxy statement is indicated in bold, while underlined text and removed language within restated language from the proxy statement is indicated in strikethrough text.

1.	The third and fourth paragraphs on page 32 of the proxy statement under the section entitled “The Merger—Background of the Merger” are amended and restated as follows:

On May 2, 2023, the Board of Directors held a regularly scheduled meeting. At the meeting, Mr. Bok provided an update to the Board of Directors on his discussions with Mr. Rizzieri, noting that Mizuho had expressed a strong interest in a business combination transaction with Greenhill and that Mr. Bok had proposed a price of $17.00 per share in cash. Mr. Bok informed the Board of Directors that he did not expect Mizuho to agree to the $17.00 price but that he believed that he would be able to negotiate a price with Mizuho that represented a very significant premium to Greenhill’s current trading price and that would provide substantial value for Greenhill’s stockholders. Mr. Bok also discussed the compelling strategic rationale for a transaction and noted that Mizuho had expressed its desire to retain the Greenhill brand, leadership and investment banking teams, including Mr. Bok, and following discussion, the Board of Directors expressed its belief that Mr. Bok remained the best negotiator on behalf of Greenhill with respect to a potential transaction with Mizuho given his roles as Chief Executive Officer of Greenhill and Chairman of the Board of Directors of Greenhill, his extensive knowledge of Greenhill’s business, his experience as an investment banker, his understanding of the investment banking industry, and his effectiveness as a negotiator. The Board of Directors discussed the potential benefits and risks of pursuing a strategic business combination with Mizuho. The Board of Directors also discussed that while certain other parties had in the past expressed informal interest in a potential strategic transaction involving Greenhill, such inquiries had not led to any actionable proposals for a strategic transaction and discussed the risk both to Greenhill’s business and the discussions with Mizuho that could result from a leak or market rumors if Greenhill were to conduct outreach to other parties at this time. The Board of Directors determined that it was advisable for Greenhill and its representatives to continue its discussions with Mizuho to determine whether Greenhill and its representatives, led by Mr. Bok, could negotiate a transaction with a price and other terms that would be in the best interest of Greenhill stockholders. Greenhill had not entered into nondisclosure agreements with any such third parties referred to above containing “don’t ask don’t waive” standstill provisions.

At the direction of the Board of Directors, over the next few days, representatives of Greenhill discussed and negotiated the key terms of a potential strategic transaction with representatives of Mizuho, which were to be reflected in a non-binding term sheet, and Greenhill provided limited due diligence to Mizuho. Mr. Bok kept the Board of Directors apprised of significant developments in Greenhill’s negotiations with Mizuho during this period. As part of these discussions, on May 4, 2023, Mr. Bok and Mr. Rizzieri had a series of negotiations regarding the proposed price per share of a potential all-cash transaction between Greenhill and Mizuho. Following Mr. Rizzieri’s initial proposal of a $13.00 per share transaction price, Mr. Bok countered with a price of $15.50 and the pricing negotiations became focused on a price between $14.50 and $15.50 before narrowing to a range of $14.50 and $15.00. Later that evening after their last pricing discussion, Mr. Rizzieri communicated to Mr. Bok that Mizuho would be willing to acquire Greenhill for a price of $15.00 per common share, which reflected a 120.9% premium to Greenhill’s closing stock price of $6.79 on May 4, 2023, and that this represented the highest value that Mizuho was willing to offer.

2.	The last sentence on page 32 (which continues on page 33) of the proxy statement under the section entitled “The Merger—Background of the Merger” is amended and restated as follows:

Mr. Rizzieri agreed that Mizuho would not require any other employees to enter into agreements prior to signing a definitive transaction agreement because of the significant retentive value of the Greenhill restricted stock units that would be converted into cash at the deal price and continue to time vest following the closing, Mizuho’s confidence that the combined Mizuho/Greenhill platform should provide enhanced opportunities for revenue generation and related higher compensation for all key employees as well as the increased risk of a leak associated with the delay in signing a merger agreement that would result from negotiating agreements with individual employees (and as a result, prior to entering into the Merger Agreement, representatives of Mizuho and Greenhill did not negotiate the terms of any new individualized compensation arrangements between members of Greenhill’s senior management team and Greenhill or Mizuho (and, as of the date of this proxy statement, no such new individualized compensation arrangements have been executed) other than the offer letter for Mr. Bok’s employment and the terms of a potential letter agreement that Greenhill is permitted to enter into with Mr. Rodriguez (each as described further below under the section of this proxy statement entitled “—Interests of Greenhill’s Executive Officers and Directors in the Merger”)).

3.	The first bullet on page 41 of the proxy statement under the section entitled “The Merger—Opinion of Houlihan Lokey Capital, Inc.—Financial Analyses” is amended and restated as follows:

•
Adjusted EBITDA — generally, the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization for a specified time period, adjusted for certain non-recurring items and including charges for non-cash compensation expense.

4.	The disclosure on pages 41–42 of the proxy statement under the section entitled “The Merger—Opinion of Houlihan Lokey Capital, Inc.—Selected Companies Analysis” is amended and restated as follows:

Selected Companies Analysis. Houlihan Lokey reviewed certain financial data for selected companies with publicly traded equity securities that Houlihan Lokey deemed relevant.

The financial data reviewed included:

•          Enterprise value as a multiple of average Adjusted EBITDA for fiscal years 2020 through 2022 (which we refer to as “FY 2020-FY 2022 Avg. Adjusted EBITDA”); and

•          Enterprise value as a multiple of estimated Adjusted EBITDA for fiscal year 2024 (which we refer to as “FY 2024E Adjusted EBITDA”).

The selected companies and corresponding~~resulting low, high, median and mean~~ financial data included the following:

~~•~~	~~Evercore Inc.~~

~~•~~	~~Houlihan Lokey, Inc.~~

~~•~~	~~Lazard Ltd.~~

~~•~~	~~Moelis & Company~~

~~•~~	~~Perella Weinberg Partners~~

~~•~~	~~PJT Partners Inc.~~

	Enterprise Value / Adjusted EBITDA
	FY 2020-FY 2022 Avg.		FY 2024E
Evercore Inc.	5.4	x	5.9	x
Houlihan Lokey, Inc.	10.3	x	9.6	x
Lazard Ltd.	6.4	x	7.5	x
Moelis & Company	7.6	x	9.3	x
Perella Weinberg Partners	NMF		N/A
PJT Partners Inc.	11.9	x	11.1	x
Low	5.4	x	5.9	x
High	11.9	x	11.1	x
Median	7.6	x	9.3	x
Mean	8.3	x	8.7	x

“NMF” refers to not meaningful figure.

“N/A” refers to not available.

Taking into account the results of the selected companies analysis and its experience and professional judgment, Houlihan Lokey applied selected multiple ranges of 8.0x to 10.0x FY 2020-FY 2022 Avg. Adjusted EBITDA and 6.0x to 8.0x FY 2024E Adjusted EBITDA to corresponding financial data for Greenhill. The selected companies analysis indicated implied value reference ranges per share of Greenhill common stock of $9.32 to $13.66 based on FY 2020-FY 2022 Avg. Adjusted EBITDA and $8.64 to $14.21 based on FY 2024E Adjusted EBITDA, in each case as compared to the Merger Consideration of $15.00 per share of Greenhill common stock.

5.
The second full paragraph on page 42 of the proxy statement under the section entitled “The Merger—Opinion of Houlihan Lokey Capital, Inc.—Discounted Cash Flow Analysis” is amended and restated as follows:

Discounted Cash Flow Analysis. Houlihan Lokey performed a discounted cash flow analysis of Greenhill by calculating the estimated net present value of the projected unlevered, after-tax free cash flows of Greenhill based on the Management Projections. Taking into account its experience and professional judgment, Houlihan Lokey calculated terminal values for Greenhill by applying a range of perpetuity growth rates of 2.0% to 3.0% to Greenhill’s normalized estimated 2027 unlevered free cash flows. The net present values of Greenhill’s projected future cash flows and implied terminal values were then calculated using discount rates ranging from 12.0% to 15.0%, taking into account Houlihan Lokey’s experience and professional judgment and an estimate of Greenhill’s weighted-average cost of capital. The discounted cash flow analysis indicated an implied value reference range per share of Greenhill common stock of $9.31 to $15.38, as compared to the Merger Consideration of $15.00 per share of Greenhill common stock.

6.	The third full paragraph on page 42 of the proxy statement under the section entitled “The Merger—Opinion of Houlihan Lokey Capital, Inc.—Other Matters” is amended and restated as follows:

Houlihan Lokey was engaged by Greenhill to act as its financial advisor in connection with a possible merger, consolidation, business combination, sale or other similar transaction. Greenhill engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to provide financial advisory services in connection with mergers and acquisitions, financings and financial restructurings. Pursuant to its engagement by Greenhill, Houlihan Lokey became entitled to a transaction fee of $5 million, of which $1 million became payable to Houlihan Lokey upon the rendering of its opinion to the Board and the remainder of which is contingent upon the consummation of the Merger. Greenhill has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of or related to Houlihan Lokey’s engagement. Based on a review of its internal information management systems, Houlihan Lokey did not identify any engagements by Greenhill for which Houlihan Lokey received fees for providing investment banking or financial advisory services during the two years immediately prior to the date of its opinion.

7.	The disclosure on page 44 of the proxy statement under the section entitled “The Merger—Certain Unaudited Prospective Financial Information—Management Projections” is amended and restated as follows:

Management Projections

The following table presents Revenue, Adjusted EBITDA and Adjusted EBIT projections ~~Management Projections~~ prepared by Greenhill management for the years ending December 31, 2023 through December 31, 2027~~5~~ in advance of the execution of the Merger Agreement. The Revenue, Adjusted EBITDA and Adjusted EBIT projections~~Management Projections~~, among other estimates, were made available to Mizuho Americas as part of its due diligence reviews and provided by Greenhill management to and used by Houlihan Lokey at the direction of Greenhill management in the financial analyses performed in connection with Houlihan Lokey’s opinion regarding the Merger Consideration under the Merger Agreement. In addition, the following table presents Unlevered Earnings and Unlevered Free Cash Flow projections, which were calculated by Houlihan Lokey from the Revenue, Adjusted EBITDA and Adjusted EBIT projections and assumed tax rates provided by Greenhill management to and used by Houlihan Lokey at the direction of Greenhill for purposes of the financial analyses performed in connection with Houlihan Lokey’s opinion regarding the Merger Consideration under the Merger Agreement:

Except as noted, Fiscal Year Ended December 31, ($ in millions)
	2023E (Full Year)(1)	2023E (9 month period)(2)	2024	E	2025	E	2026	E	2027	E
Revenue	$299.7	$250.0	$314.7		$330.4		$346.9		$364.3
Adjusted EBITDA~~(1)~~(3)	$60.7	$85.0	$71.4		$72.9		$77.6		$82.5
Adjusted EBIT(4)	$56.4	$82.0	$67.1		$68.6		$73.3		$78.3
Unlevered Earnings(5)		$61.5	$49.0		$50.1		$53.5		$57.1
Unlevered Free Cash Flow(6)		$91.5	$43.8		$44.6		$48.9		$52.6

(1)  Applicable figures are for the twelve-month period ending December 31, 2023.  Unlevered earnings and unlevered free cash flow were not calculated for this twelve-month period.

(2)  Applicable figures are for the nine-month stub period ending December 31, 2023.  These figures were used by Houlihan Lokey for purposes of the financial analyses performed in connection with Houlihan Lokey’s opinion regarding the Merger Consideration under the Merger Agreement.

(3) Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, adjusted for certain non-recurring items (free rent of $3,200,000 and $3,000,000 in 2023 and 2024, respectively), and includes charges for non-cash compensation expense.

(4)  Adjusted EBIT is defined as earnings before interest and taxes, adjusted for certain non-recurring items (free rent of $3,200,000 and $3,000,000 in 2023 and 2024, respectively), and includes charges for non-cash compensation expense.

(5)  Unlevered Earnings is defined as Adjusted EBIT less tax expense.

(6)  Unlevered Free Cash Flow is defined as Unlevered Earnings, plus depreciation and amortization, less capital expenditures, and less change in net working capital.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, which involve inherent risks and uncertainties. Words or phrases such as “believe,” “estimate,” “expect,” “anticipate,” “plan,” “trend,” “objective,” “continue,” or similar expressions or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “may,” or similar expressions, or the negatives of those words or phrases, may identify forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties, assumptions, estimates, and other important factors that change over time and could cause actual results to differ materially from any results, performance, or events expressed or implied by such forward-looking statements. Such forward-looking statements include but are not limited to statements about the benefits of the proposed acquisition (the “Proposed Transaction”) of Greenhill by Mizuho Americas, including future financial and operating results, Greenhill’s or Mizuho Americas’ plans, objectives, expectations and intentions, the expected timing of completion of the Proposed Transaction and other statements that are not historical facts.

These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected. In addition to factors previously disclosed in Greenhill’s reports filed with the SEC and those identified elsewhere in this Current Report, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the occurrence of any event, change, or other circumstance that could give rise to the right of Greenhill or Mizuho Americas to terminate the Merger Agreement; the outcome of any legal proceedings that may be instituted against Greenhill or Mizuho Americas; the possibility that the Proposed Transaction does not close when expected or at all because required regulatory, stockholder, or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all (and the risk that such approvals may result in the imposition of conditions that could adversely affect Greenhill or Mizuho Americas or the expected benefits of the Proposed Transaction); the risk that the benefits from the Proposed Transaction may not be fully realized or may take longer to realize than expected, including as a result of changes in, or problems arising from, general economic, political and market conditions, interest and exchange rates, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which Greenhill and Mizuho Americas operate; the ability to promptly and effectively integrate the businesses of Greenhill with those of Mizuho Americas; the possibility that the Proposed Transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; reputational risk and potential adverse reactions of Greenhill’s or Mizuho Americas’ clients, employees or other business partners, including those resulting from the announcement or completion of the Proposed Transaction; the diversion of management’s attention and time from ongoing business operations and opportunities on merger-related matters; and the impact of the global COVID-19 pandemic on Greenhill’s or Mizuho Americas’ businesses, the ability to complete the Proposed Transaction or any of the other foregoing risks.

These factors are not necessarily all of the factors that could cause Greenhill’s or Mizuho Americas’ actual results, performance, or achievements to differ materially from those expressed in or implied by any of the forward-looking statements. Other factors, including factors that may be unknown or unpredictable, also could harm Greenhill’s or Mizuho Americas’ results.

All forward-looking statements attributable to Greenhill or Mizuho Americas, or persons acting on Greenhill’s or Mizuho Americas’ behalf, are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made and Greenhill and Mizuho Americas do not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions, or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If Greenhill or Mizuho Americas update one or more forward-looking statements, no inference should be drawn that Greenhill or Mizuho Americas will make additional updates with respect to those or other forward-looking statements. Further information regarding Greenhill and factors which could affect the forward-looking statements contained herein can be found in Greenhill’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and its other filings with the SEC. Further information regarding factors that could affect Mizuho Americas’ results is included in a number of publicly available documents published by Mizuho Americas. These include Mizuho Americas’ annual securities report, Integrated Report, and “Item 3.D. Key Information-Risk Factors” in Mizuho Americas’ most recent Form 20-F filed with the SEC, which is available in the Financial Information section of Mizuho Americas’ web page at www.mizuhogroup.com and also at the SEC’s web site at www.sec.gov.

Additional Information and Where to Find It

In connection with the Proposed Transaction, Greenhill filed with the SEC a definitive proxy statement on July 13, 2023, which was mailed to Greenhill’s stockholders on or about July 14, 2023. This communication does not constitute a solicitation of any vote or approval. THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, PURCHASER AND THE PROPOSED TRANSACTION. Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of Greenhill’s filings with the SEC from the investors relations section of Greenhill’s website at https://www.greenhill.com/en/investor/filings or by directing a request to: Greenhill & Co., Inc., 1271 Avenue of the Americas, New York, NY 10020, (212) 389-1800, investorrelations@greenhill.com.

Participants in the Solicitation

Greenhill, its directors and certain of its officers and employees may be deemed to be participants in the solicitation of proxies from Greenhill stockholders in connection with the Proposed Transaction. Information about the interests of the directors and executive officers of Greenhill and other persons who may be deemed to be participants in the solicitation of stockholders of Greenhill in connection with the Proposed Transaction and a description of their direct and indirect interests, by security holdings or otherwise, are included in the definitive proxy statement related to the Proposed Transaction, which was filed with the SEC on July 13, 2023 and mailed to Greenhill’s stockholders on or about July 14, 2023. Additional information about Greenhill, the directors and executive officers of Greenhill and their ownership of Greenhill common stock is also set forth in the definitive proxy statement for Greenhill’s 2023 Annual Meeting of Stockholders, as filed with the SEC on Schedule 14A on March 13, 2023, and other documents subsequently filed by Greenhill with the SEC. Free copies of these documents may be obtained as described above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENHILL & CO., INC.

	By:	/s/ Mark R. Lasky
	Name:	Mark R. Lasky
	Title:	Chief Financial Officer

Date: August 7, 2023